Exhibit 10.20

AMENDMENT NO. 4

TO

AMENDED AND RESTATED

STATER BROS. HOLDINGS INC.

PHANTOM STOCK PLAN DATED MAY 15, 2006

(January 1, 2011)

The Amended and Restated Stater Bros. Holdings Inc. Phantom StockPlan dated May 15, 2006 (“Phantom Stock Plan”) amended on September 30, 2005 and May 15, 2006 is hereby further amended as follows:

Section 4.1 is hereby amended to read as follows:

4.1 Eligibility and Grant of Awards. Awards may be granted to any Eligible Employee. Subject to the express provisions of the Plan, the Chairman of the Board or Chief Executive Officer of Company must first recommend, in his or her sole discretion, which Eligible Employees shall be granted Awards. Both the Committee and the Board of Directors must then approve the recommendation, and upon approval such Eligible Employee shall become a Participant herein and may be granted Awards as determined by the Committee. The units awarded shall be assigned a Stated Value determined by the Committee no later than twelve (12) months from the grant of Award based on the Company’s most recent financial statements and other information deemed relevant by the Committee. Each Award granted pursuant to the Plan shall be evidenced by a Phantom Stock Award Agreement substantially in the form attached to this Plan, executed by Company and the Eligible Employee to whom the Award is granted, specifying the number of Share Units awarded to the Eligible Employee and incorporating such terms as are required by the Plan and additional terms as the Committee deems necessary or desirable. Subject to the requirements for vesting and unless otherwise specified in the Award agreement, the specified number of Share Units shall be deemed credited as of the month and day of the Effective Date of the Award.

Section 7.3 Partial Payments is hereby deleted in its entirety.

Section 8.1 is hereby amended to read as follows:

8.1 Established Value. Payments of the Established Value of a Participant’s account, upon the election of the Participant made within thirty (30) days of the grant of an Award may be (i) a lump sum, or (ii) in equal annual installments over a five (5) year period from the Benefit Commencement Date, or (iii) in other installment payments requested by the Participant and approved by the Committee, provided that any such payments shall not violate any applicable law, or the provisions or covenants of any bank credit agreement, the Indentures dated June 17, 2004, April 18, 2007 and November 29, 2010 and with respect to Company’s 8 1/8% Senior Notes due 2012 and 7 3/8% Senior Notes due 2018 or any other agreements then in effect to which Company is a party. Such payments shall be sufficient to fully amortize Participant’s Established Value plus interest computed at the then prevailing prime rate of the Bank of America over any installment period.

Except as amended herein all other provisions of the Phantom Stock Plan remain in full force and effect.